SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

ZipRealty, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98974V107

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 98974V107	13 G	Page 2 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Capital Partners IV, L.P. (“BCP IV”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

2,593,231 shares, except that Benchmark Capital Management Co. IV, L.L.C. (“BCMC IV”), the general partner of BCP IV, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”), the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

2,593,231 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,593,231
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 98974V107	13 G	Page 3 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV, L.P. (“BFF IV”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

743,549 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

743,549 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,549
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 98974V107	13 G	Page 4 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-A, L.P. (“BFF IV-A”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

96,985 shares, except that BCMC IV, the general partner of BFF IV-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

96,985 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,985
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 98974V107	13 G	Page 5 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-B, L.P. (“BFF IV-B”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

28,872 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

28,872 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 98974V107	13 G	Page 6 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-X, L.P. (“BFF IV-X”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

200,492 shares, except that BCMC IV, the general partner of BFF IV-X, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

200,492 shares, except that BCMC IV, the general partner of BFF IV-X, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,492
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 98974V107	13 G	Page 7 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Capital Management Co. IV, L.L.C. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 shares are directly owned by BFF IV-B and 200,492 are directly owned by BFF IV-X.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 shares are directly owned by BFF IV-B and 200,492 are directly owned by BFF IV-X.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,663,129
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.7%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 98974V107	13 G	Page 8 of 19

1	NAME OF REPORTING PERSON Alexandre Balkanski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION French Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 52,528 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 52,528 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,715,657
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.9%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 9 of 19

1	NAME OF REPORTING PERSON David M. Beirne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,262 shares, all of which are directly owned by a trust, and Beirne, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 26,262 shares, all of which are directly owned by a trust, and Beirne, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,689,391
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.8%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 10 of 19

1	NAME OF REPORTING PERSON Bruce W. Dunlevie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 131,313 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 131,313 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Dunlevie a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,794,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.2%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 11 of 19

1	NAME OF REPORTING PERSON J. William Gurley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,262 shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 26,262 shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,689,391
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.8%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 12 of 19

1	NAME OF REPORTING PERSON Kevin R. Harvey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 131,313 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 131,313 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,794,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.2%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 13 of 19

1	NAME OF REPORTING PERSON Robert C. Kagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,993 shares, some of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 26,993 shares, some of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to dispose these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,690,122
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.8%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 14 of 19

1	NAME OF REPORTING PERSON Andrew S. Rachleff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 131,313 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 131,313 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,794,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.2%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 15 of 19

1	NAME OF REPORTING PERSON Steven M. Spurlock
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,253 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to vote these shares.
6

SHARED VOTING POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 5,253 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
8

SHARED DISPOSITIVE POWER

3,663,129 shares, of which 2,593,231 are directly owned by BCP IV, 743,549 are directly owned by BFF IV, 96,985 are directly owned by BFF IV-A, 28,872 are directly owned by BFF IV-B and 200,492 shares are directly owned by BFF IV-X.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,668,382
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 98974V107	13 G	Page 16 of 19

This Amendment No. 2 amends the Statement on Schedule 13G previously filed by Benchmark Capital Partners IV, L.P., a Delaware limited partnership (“BCP IV”), Benchmark Founders’ Fund IV, L.P., a Delaware limited partnership (“BFF IV”), Benchmark Founders’ Fund IV-A, L.P., a Delaware limited partnership (“BFF IV-A”), Benchmark Founders’ Fund IV-B, L.P., a Delaware limited partnership (“BFF IV-B”), Benchmark Founders’ Fund IV-X, L.P., a Delaware limited partnership (“BFF IV-X”), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company (“BCMC IV”),  and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons”.  Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. 98974V107	13 G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2008

BENCHMARK CAPITAL PARTNERS IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-A, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-B, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-X, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability Company

By:

/s/ Steven M. Spurlock

Steven M. Spurlock

Managing Member

ALEXANDRE BALKANSKI

DAVID M. BEIRNE

BRUCE W. DUNLEVIE

J. WILLIAM GURLEY

KEVIN R. HARVEY

ROBERT C. KAGLE

ANDREW S. RACHLEFF

STEVEN M. SPURLOCK

By:

/s/ Steven M. Spurlock

Steven M. Spurlock

Attorney-in-Fact

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 98974V107	13 G	Page 18 of 19

EXHIBIT INDEX

Found on Sequentially Numbered Page
Exhibit
Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 98974V107	13 G	Page 19 of 19

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ZipRealty, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.